Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Andretti Acquisition Corp. (the “Company”) on Amendment No. 2 to Form S-4 (File No. 333-275207) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 21, 2023 with respect to our audits of the financial statements of Andretti Acquisition Corp. as of December 31, 2022 and 2021, for the year ended December 31, 2022, and for the period from January 20, 2021 (inception) through December 31, 2021, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum LLP

Marcum LLP

Los Angeles, CA

December 22, 2023